Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Raymond L. Lawless
Chief Financial Officer
+1.813.273.3000

Syniverse Technologies Announces Tender Offer for Up To $85,750,000 of its

12 3/4% Senior Subordinated Notes

Tampa, Fla. – Jan. 27, 2005 – Syniverse Technologies, a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, announced today that it is commencing a modified “Dutch Auction” tender offer (the “Offer”) for up to $85,750,000 aggregate principal amount (the “Offer Amount”) of the $245 million aggregate principal amount of its outstanding 12 3/4% Senior Subordinated Notes due 2009 (the “Notes”).

The Offer will expire at 12:00 Midnight, New York City time, on February 24, 2005, unless extended (the “Expiration Date”).

Syniverse is offering to purchase the Notes for cash at a purchase price per $1,000 principal amount of the Notes of not less than $1,093.00 nor greater than $1,113.00, plus accrued and unpaid interest thereon to, but not including, the date of purchase. In addition, holders whose Notes are accepted for payment pursuant to the Offer will be entitled to receive in respect of each Note accepted for payment which was validly tendered prior to 5:00 p.m., New York City time, on February 9, 2005 (the “Early Tender Date”) a premium of $30.00 per $1,000 principal amount of Notes tendered (the “Early Tender Premium”). The final purchase price will be determined pursuant to the modified “Dutch Auction” procedure. Under this procedure, Syniverse will accept tenders in the order of lowest to highest tender prices specified or deemed to have been specified by tendering holders within the range and will select the single lowest price per $1,000 principal amount of Notes so specified (the “Purchase Price”) that would enable Syniverse to purchase an amount of Notes equal to the Offer Amount (or, if less than the Offer Amount of Notes is tendered, all Notes so tendered). Syniverse will pay the same Purchase Price for all Notes tendered at or below the Purchase Price, subject to proration. However, holders will only be entitled to receive the Early Tender Premium in respect of Notes accepted for payment that were validly tendered in the Offer prior to the Early Tender Date.

In the event that the principal amount of Notes validly tendered pursuant to the Offer at or below the Purchase Price exceeds the Offer Amount, Syniverse will accept for purchase Notes tendered at or below the Purchase Price as follows: First, Syniverse will accept for payment all such Notes tendered at prices below the Purchase Price, and then Syniverse will accept for payment Notes tendered at the Purchase Price on a pro rata basis from among such tendered Notes. Syniverse reserves the right to decrease or increase the Offer Amount for the Offer prior to the Expiration Date.

Syniverse intends to use a portion of the funds raised in connection with the initial public offering of the common stock of its parent company, Syniverse Holdings, Inc., and/or borrowings under a new senior credit facility to pay the consideration and any accrued interest. The Offer is conditioned upon, among others, the closing of the initial public offering, the receipt of aggregate net proceeds from the initial public offering of at least $340 million and the repayment in full and the termination of Syniverse’s existing senior credit facility. The Offer is not conditioned on a minimum principal amount of Notes being tendered in the Offer.

Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579 • Outside North America +1 813.209.5944

www.syniverse.com

This press release does not constitute an offer to purchase or the solicitation of an offer to sell any of the Notes. The Offer may only be made in accordance with the terms and subject to the conditions specified in the Offer to Purchase and the related Letter of Transmittal relating to the Offer. Lehman Brothers Inc. will act as exclusive dealer manager and D.F. King & Co., Inc. will act as information agent and tender agent in connection with the Offer. Copies of the Offer to Purchase, the Letter of Transmittal and the other related documents may be obtained by contacting D.F. King & Co. at (800) 848-2998 or (212) 269-5550 (banks and brokers). Questions regarding the Offer may be directed to Lehman Brothers, Attention: Liability Management Group, at (800) 438-3242 (toll-free) and (212) 528-7581 (call collect).

About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next-generation wireless services. Syniverse provides services to over 300 telecommunication carriers in approximately 40 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., with offices in major cities throughout North America and in The Netherlands, Syniverse has a global sales force in London, Luxembourg, Rome, Beijing, Hong Kong, Rio de Janeiro and Belo Horizonte. For more information, visit www.syniverse.com

CUSIP: 87287VAB8 Bloomberg Ticker: SYNVER (Bond)